FORM 5                    U.S. SECURITIES AND EXCHANGE COMMISSION
                                    Washington, D.C. 20549
[ ]  Check this box if
     no longer subject                              ----------------------------
     to Section 16.                                 OMB APPROVAL
     Form 4 or Form 5                               ----------------------------
     obligations may                                OMB Number:  3325-0362
     continue.  See                                 Expires:  October 31, 2001
     instruction 1(b)                               Estimated average burden
[ ]  Form 3 Holdings                                hours per response . . . 1.0
     Reported                                       ----------------------------

[ ]  Form 4     Filed pursuant to Section 16(a) of the Securities
     Trans-     Exchange Act of 1934, Section 17(a) of the Public
     actions          Utility Holding Company Act of 1935 or
     Reported   Section 30(f) of the Investment Company Act 1940
--------------------------------------------------------------------------------
1. Name and Address of    2. Issuer Name and        6. Relationship of Reporting
   Reporting Person*         Ticker or Trading         Person  to  Issuer (check
                             Symbol                    all Applicable)
                                (AVGP)                X  Director      10% Owner
Weed      Charles    Edward   Aviation Group, Inc.   ---           ---
------------------------- ----------------------         Officer       Other
(Last)   (First)   (MI)                              ---           ---
                                                    (Give title (specify below)
84 Spring Lake Way                                             below)
-------------------------

                          ###-##-####                        June 2000
    (Street               ----------------------    ----------------------------
Shreveport, LA  71106      3. IRS or Soc. Sec. No.   4. Statement for Month/
-------------------------    of Reporting Person       Year
(City)     (State)  (Zip)        (Voluntary)

                          ----------------------    ----------------------------
                          5. If Amendment, Date of  7. Individual or Joint/Group
                             Original (Month/Year)     Filing  (Check Applicable
                                                       Line)

                                                        X  Form filed by One
                                                       --- Reporting Person

                                                           Form filed by More
                                                       --- than One Reporting
                                                           Person

--------------------------------------------------------------------------------
 Table I - Non-Derivative Securities Acquired, Disposed of or Beneficially Owned
--------------------------------------------------------------------------------

1. Title of Security     2. Transaction 3. Transaction  4. Security Acquired (A)
     (Inst.3)                Date          Code           or Disposed of (D)
                             (Month/       (Instr.8)      (Inst.3, 4 & 5)
                             Day/Yr)    ----------------------------------------
                                                                     (A)
                                         Code    V        Amount     (D)  Price


$.01 Common Stock(1)      3/31/00         M               3,844       A   $3.00
------------------------ -------------  ------ -----  -------------  --- -------
$.01 Common Stock(1)      3/31/00         M              11,575       A   $4.50
------------------------ -------------  ------ -----  -------------  --- -------
$.01 Common Stock         4/22/00         S              15,419       D   $1.71
------------------------ -------------  ------ -----  -------------  --- -------

------------------------ -------------  ------ -----  -------------  --- -------

------------------------ -------------  ------ -----  -------------  --- -------

------------------------ -------------  ------ -----  -------------  --- -------



5. Amount of Securities  6. Ownership Form             7. Nature of Indirect
   Beneficially Owned at    Direct (D) or                 Beneficial Ownership
   at End of Month          Indirect (I)                  (Inst. 4)
   (Inst. 3 & 4)

                                   D
------------------------ ----------------------------- -------------------------
                                   D
------------------------ ----------------------------- -------------------------
     75,283                        D
------------------------ ----------------------------- -------------------------

------------------------ ----------------------------- -------------------------

------------------------ ----------------------------- -------------------------
Reminder:  Report on a separate line for each class securities owned directly or indirectly.
*If the form is filed by more than one reporting person, see Instruction 4(b)(v)



--------------------------------------------------------------------------------
             Table II - Derivative Securities Acquired, Disposed of,
                Beneficially Owned (e.g., puts, calls, warrants,
                         options, convertible security)
--------------------------------------------------------------------------------

1. Title of          2. Conversion         3. Transaction         4. Transaction
   Derivative           or Exercise           Date (Month            Code
   Security             Price of              (Day/Year)             (Instr. 8)
   (Instr.3)            Derivative
                        Security


Convertible Note      $3.00                  3-31-00                  M
-------------------  --------------------  ---------------------  --------------

Convertible Note      $4.50                  3-31-00                  M
-------------------  --------------------  ---------------------  --------------

Warrants
-------------------  --------------------  ---------------------  --------------


-------------------  --------------------  ---------------------  --------------


-------------------  --------------------  ---------------------  --------------

5. Number of Derivative       6. Date Exercisable      7. Title & Amount of
   Securities Acquired           & Expiration Date        Underlying Securities
   (A) or Disposed of (D)        (Mon./Day/Year)          (Inst. 3 & 4)
   (Instr. 3, 4 & 5)
--------------------------------------------------------------------------------
     (A)       (D)            Date         Expiration     Title     Amount or
                              Exercisable  Date                     number of
                                                                    Shares


                All                                    $.01 Common     3,844
------------   ------------   -----------  ----------- -----------  ------------

                All                                    $.01 Common    11,575
------------   ------------   -----------  ----------- -----------  ------------

------------   ------------   -----------  -----------    --------  ------------

------------   ------------   -----------  -----------    --------  ------------


8. Price of Derviative     9. Number of Derivative Securities     10. Ownership Form of       11. Nature of Indirect
   Security (Inst.5)          Beneficially Owned at end of            Derivative Security         Beneficial
                              Month (Instr. 4)                        Dir. (D) or Ind. (I)        Ownership (Instr.4)

                                   0                                       D
----------------------      ---------------------------------     -----------------------      -----------------------
                                   0                                       D
----------------------      ---------------------------------     -----------------------      -----------------------
                              70,000                                       D
----------------------      ---------------------------------     -----------------------      -----------------------

----------------------      ---------------------------------     -----------------------      -----------------------

----------------------      ---------------------------------     -----------------------      -----------------------

----------------------      ---------------------------------     -----------------------      -----------------------


Explination of Responses

(1) Represents shares obtained upon conversion of convertible notes held by Mr. Weed for more than six months. The conversion was exempt under Rule 16b-3.

**Intentional misstatements or omissions of facts constitute Federal            /s/ C.E. Weed                     8/29/00
Crimminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                 --------------------------------  -------
                                                                                **Signature of Reporting Person     Date
Note: File three copies of this form, one of which must be manually signed.
If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collections of information contained in this form are not required to respond unless the form displays a currently valid OMD Number.
